China Education Alliance, Inc. Announces
Strong Fourth Quarter and Fiscal Year 2008 Results

Harbin, China, April 1, 2009 /Xinhua-PRNewswire-FirstCall/ -- China Education Alliance, Inc. (OTC Bulletin Board: CEUA - News; ''China Education Alliance'' or ''the Company''), a leading distributor of educational resources, offering high-quality programs and training both through online networks and an on-site training center in the People’s Republic of China, today reported strong financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter 2008 Highlights

•	Total Revenue increased 91.2% year over year to $9.2 million
•	Gross profit rose 80.6% to $7.2 million or 85.3% of sales, compared to 92.7% of sales in the fourth quarter of 2007
•	Operating income totaled $3.9 million, versus an operating income of $1.1 million in the fourth quarter of 2007
•	Net income was $3.6 million, versus net loss of $1.4 million in the fourth quarter of 2007
•	Net income grew to a record $0.15 per fully diluted share, versus net loss of $0.06 per fully diluted share in the fourth quarter of 2007

Fiscal Year 2008 Highlights
•	Total revenue increased 43.5% in 2008 to $24.9 million
•	Gross profit increased 44.3% to $20 million; gross margin was 80.% versus 79.6% in fiscal year 2007
•	Operating income increased 59.7% in fiscal year 2008 to $10 million
•	Net income was $9.9 million, or $0.40 per fully diluted share
•	In 2008, the Company signed a series of acquisition agreements:

•
On April 18, 2008, our subsidiary, Harbin Zhong He Li Da Education Technology, Inc.  entered into an agreement and supplementary agreement with Harbin Daily Newspaper Group to establish a joint venture, Harbin New Discovery Media Co., Ltd (“New Discovery”).  New Discovery publishes a newspaper, “Scientific Discovery”, which promotes primary and secondary education resources.

•
On April 27, 2008, the Company entered into an agreement with Mr. Yuli Guo and World Exchanges, Inc (“WEI”) to acquire 70% of WEI.  On December 23, 2008, WEI incorporated Beijing Wei Shi Yi Tong Education Technology Co., Inc in the PRC to be involved in the English language training business.

Fourth Quarter 2008 Results China Education Alliance’s on-line business generated 70.3% of its total revenue for the fourth quarter of 2008 versus 65.4% for the same period the prior year.  Its training center business generated 21.2% of its total revenue for the fourth quarter of 2008 versus 23.6% for the same period the prior year and its advertising business generated the remaining 8.5% of its total revenue for the fourth quarter of 2008 versus 10.9% for the same period the prior year.

“Our online education, training center, and advertising businesses have experienced rapid growth during the fourth quarter of 2008; the training center business generated particularly dramatic growth due to our rapid expansion of our vocational education business,” commented Mr. Xiqun Yu, Chairman and CEO of China Education Alliance. “The strong growth of our online education business was mainly driven by our success in replicating our online business model in the other provinces of the PRC from our dominant position in the Heilongjiang province.”

Online education revenue was $6.4 million for the fourth quarter of fiscal 2008, an increase of 105.3% from $3.1 million for the fourth quarter of fiscal 2007, reflecting the strong demand for our downloadable education materials on the Internet. Training center revenue for the fourth quarter of fiscal 2008 was $1.9 million, up 71.6% from $1.1million in the fourth quarter last year, mainly driven by more extensive face-to-face tutoring courses for middle and high school students, as well as strong demand for our on-site vocational education services. Advertising revenue was $0.8 million for the fourth quarter of fiscal 2008, an increase of 49.3% from $0.5 million for the fourth quarter the prior year, due to the rapid development of the Internet as an important media for advertising.  The favorable exchange rate between US$ and RMB has also contributed to our net income and increase in our advertising revenue.

Overall cost of sales increased 141.4% to $2.0 million in the fourth quarter of fiscal 2008, compared to $0.8 million for the same period in fiscal 2007. Gross profit increased to $7.2 million in the fourth quarter of fiscal 2008, an increase of 80.6% from $4.0 million for the same quarter in fiscal 2007. Gross margin for the fourth quarter of fiscal 2008 was 78%, as compared to a record 82.6% for the same quarter a year ago. The online education gross margin decreased to 78.8% in fourth quarter of fiscal 2008 from 84.2% for the same period in fiscal 2007. The training center gross margin decreased to 69.1% for the fourth quarter of fiscal 2008 from 73.6% for the same period last year.  Advertising gross margin increased to 93.7% in the fourth quarter of fiscal 2008 from 91.9% for the same period in 2007.

Selling expenses increased 40.2% to $2.5 million for the fourth quarter in fiscal 2008, compared to $1.8 million in the fourth quarter of 2007, due to increased expenses in building our marketing team and higher debit card agency expenses. General and administrative (“G&A”) expenses were $0.6 million for the fourth quarter in fiscal 2008, a decrease from $0.9 million in the fourth quarter of fiscal 2007, primarily due to a decline in bonuses paid in the fourth quarter of 2008 compared to the prior year. As a percentage of revenue, G&A expenses decreased to 6.2% in the fourth quarter of fiscal 2008, down from 19% in the same period of last year.

Operating income in the fourth quarter of fiscal 2008 increased to $3.9 million, from $1.1 million in the same period a year ago. Operating margin was 42.2% in the fourth quarter of fiscal 2008.

Net income for the fourth quarter of fiscal 2008 was $3.6 million, as a result of strong development in our three business segments and $0.11 million in warrants and stock option compensation for services as well as $0.13 million in non-cash liquidation damages related to the May 2007 private placement financing, compared to a loss of $1.4 million for the fourth quarter of fiscal 2007.  Adjusting for non-cash expenses, fourth quarter of fiscal 2008 non-GAAP net income was $0.24 million, or $0.01 per fully diluted share.

Fiscal Year 2008 Financial Results

For the fiscal year 2008, total revenue was $24.9 million, an increase of 43.5% from the prior year. Online education revenue was $16.7 million, an increase of 45.2% from $11.5 million, which represented 67.2% of our total revenue. The training center business contributed 22.3% of revenue or $5.6 million, an increase of 50.1% from $3.7 million in fiscal 2007. Our advertising business contributed 10.4% of revenue or $2.6 million, an increase of 22.3% from $2.1 million in fiscal 2007.

Gross profit for fiscal year 2008 was $20 million, an increase of 44.3% from gross profit of $13.8 million in fiscal 2007. Gross margin was 80% for fiscal 2008 compared to 79.6% for fiscal 2007. Income from operations was $10 million for fiscal 2008, an increase of 59.7% from $6.3 million in fiscal 2007. Net income for the fiscal 2008 was $9.9 million, or $0.40 per fully diluted share, compared to $3.1 million, or $0.14 per fully diluted share in fiscal 2007.

Financial Condition

As of December 31, 2008, China Education Alliance had $23.4 million in cash and cash equivalents, $25.4 million in working capital, and no long-term debt. Shareholders’ equity was $33.7 million, an increase from $18.6 million on December 31, 2007. We generated $9.8 million in cash flow from operating activities in fiscal 2008.

Business Outlook

China Education Alliance has three main business components:

1.
The Company provides downloadable resources to primary and secondary students via the Internet and also provides on-site teaching services.  At present, the Company has expanded its Internet business to Jilin, Liaoning and Inner Mongolia.  In 2009, the Company will try to develop its on-line business in Beijing, Hebei, Henan and other places as well as maintain its existing market share. We will endeavor to expand our on-site training services to more areas to allow more students receive instruction from our teachers. In addition, we will strongly expand circulation of our newspaper, “Scientific Discovery” to strengthen our brand name recognition.

2.	In the field of vocational education, on the one hand, we plan to expand our vocational education in the Heilongjiang province by providing IT and clerical training.

3.
On the other hand, the Company, through a strategic cooperation with the Chinese Vocational Education Society (NAVEC), aims to address the high unemployment rate among college students.  We introduced the “Millions of College Students Employment Crossroad” program, which received positive support from the public and universities. We plan to promote the program, which comprises nine modules: the living environment business analysis and business strategy, marketing management, enterprise management, enterprise management philosophy, human resources management, corporate culture construction, finance and capital management, supply chain and production management, entrepreneurs, self-cultivation arts and so on. This program runs for 60 days and well known management gurus such as Wen Yuankai, Chen Fang, Ai Feng, Qu Min Li, and Wang Zhongqiu are invited to lecture. This program is carried out in Beijing and we have year-round training contracts with a lot of well-known domestic Chinese companies.

In the first quarter of 2009, China Education Alliance will help the Chinese Vocational Education Society (NAVEC) and the world's largest professional certification, the United Kingdom’s City & Guilds London Association, achieve strategic and cooperative relations. In addition, NAVEC will obtain the exclusive right in the People’s Republic of China to conduct the International Trainer, Automotive Engineers, International English Teacher Qualification, Foreign-related Clerical and Administrative Qualifications and Qualifications of the International Institute for Management Level examinations.

4.
In the field of foreign language training, we plan to set up new WEI new operations centers nationwide to carry out high-end English language training. In addition, we have reached a verbal agreement with the world's largest professional certification authority, the United Kingdom’s City & Guilds London Association (formal agreement will be signed in the first quarter of 2009). WEI is expected to promote International Professional English and Oral English Level Examinations beginning the second quarter of 2009.  The program aims to help university students and professional people obtain professional knowledge and professional skills certificates.

"In 2009, we will maintain and expand our market, because we have three educational business segments that are complementary of each other. We will continue our development and are very optimistic about the prospects in 2009," said China Education Alliance’s CEO, Mr. Xiqun Yu .

Investor Conference Call / Webcast Details

The Company will host a conference call to discuss its fourth quarter and fiscal year 2008 results at 9:00 a.m. Eastern Time on Thursday, April 02, 2009. The management team will be on the call to discuss quarterly results and highlights and to answer questions. The toll-free number for U.S. participants is +1-888-686-9685. International participants can dial +1-913-312-1523.   Please ask for the Chinese Education Alliance Earnings Results Conference Call, confirmation code 4914130.

The playback will be available beginning two hours after the conclusion of the conference call and will be accessible by dialling + 1-719-457-0820 (international) and  +1-888-203-1112    (U.S. domestic). The passcode number to access the replay is 4914130.

About China Education Alliance, Inc.

China Education Alliance, Inc. is a fast growing, leading China-based company offering high-quality education resources and services to students ages 7 to 18 and adults ages 18+. For students ages 7 to 18, China Education Alliance, Inc. offers supplemental online exam-oriented training materials and on-site exam-oriented training and tutoring services. The company is providing on-line downloadable famous teachers resources and on-site face to face instructions.   All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam orientated resources and on-site tutoring is to help Chinese students ages 7 to 18 to pass the two most important, and highly competitive exams in their educational career: senior high school entrance exam and college entrance exam. For graduates and professionals age 18+, China Education Alliance provides vocational training including IT and several professional training programs. In addition, as of April 2008, the Company has acquired 70% of the "World Exchange College of Language" English training business, headquartered in Toronto with sites expanding across China. Their comprehensive English programs are designed to assist graduates and professionals in learning the English language, both written and conversational in order to better able them to work for a foreign corporation or work-study abroad. For more information about CEUA, please visit http://www.chinaeducationalliance.com ..

Safe Harbor Statement

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned expansion in 2008 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company’s products, changes to government regulations, risk associated with operation of the Company’s new facilities, risk associated with large scale implementation of the company’s business plan, the ability to attract new customers, ability to increase its product’s applications, cost of raw materials, downturns in the Chinese economy, the adoption by consumers of its new game business, the unproven advertising model that is dependent on attracting a large game user base, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

—Financial tables below—

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three months ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Revenues
Online education revenues	$6,447,243	$3,140,590	$16,706,917	$11,505,336
Training center revenues	1,944,652	1,133,529	5,552,969	3,699,827
Advertising revenues	783,622	524,914	2,591,131	2,118,371
Total revenue	9,175,517	4,799,033	24,851,017	17,323,534

Cost of Goods Sold
Online education costs	1,369,940	495,702	2,859,593	2,227,196
Training center costs	601,318	299,050	1,922,841	1,147,364
Advertising costs	49,296	42,292	182,505	166,749
Total cost of goods sold	2,020,554	837,044	4,964,939	3,541,309

Gross Profit
Online education gross profit	5,077,303	2,644,888	13,847,324	9,278,140
Training center gross profit	1,343,334	834,479	3,630,128	2,552,463
Advertising gross profit	734,326	482,622	2,408,626	1,951,622
Total gross profit	7,154,963	3,961,989	19,886,078	13,782,225

Operating Expenses
Selling expenses	2,502,082	1,785,213	7,467,118	5,198,011
Administrative	570,581	912,191	1,506,411	1,825,264
Depreciation and amortization	213,293	143,342	894,112	484,643
Total operating expenses	3,285,956	2,840,746	9,867,641	7,507,918

Other Income (Expense)
Other Income	2,809	561,387	536,876	860,037
Interest income	33,324	20,592	127,751	54,931
Interest expense	-	(3,060,924)	-	(3,603,097)
Investment loss	(95,331)	-	(95,331)	-
Total other income (expense)	(59,198)	(2,478,945)	569,296	(2,688,129)

Net Income Before Provision for Income Tax	3,809,809	(1,357,702)	10,587,733	3,586,178

Provision For Income Taxes	218,100	86,057	669,197	481,271

Net Income	$3,591,709	$(1,443,759)	$9,918,536	$3,104,907

Basic Earnings Per Share	$0.17	$(0.07)	$0.46	$0.16

Basic Weighted Average Shares Outstanding	21,549,381	19,345,543	21,549,381	19,325,872

Diluted Earnings Per Share	$0.15	$(0.06)	$0.40	$0.14

Diluted Weighted Average Shares Outstanding	24,099,330	25,642,543	24,662,830	22,549,837

The Components of Other Comprehensive Income
Net Income	$3,591,709	$(1,443,759)	$9,918,536	$3,104,907
Foreign currency translation adjustment	31,975	917,112	1,444,539	965,708

Comprehensive Income	$3,623,684	$(526,647)	$11,363,075	$4,070,615

The accompanying notes are an integral part of these consolidated financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$23,418,098	$11,778,954
Advances to related parties	142,006	108,536
Accounts receivables	469,607	-
Prepaid expenses	3,437,506	1,612,779
Total current assets	27,467,217	13,500,269

Property and equipment, net	6,136,252	6,186,824
Intangibles and capitalized software, net	864,089	623,560
Advance on acquisition	932,000	-
Long term investment	342,357	-

	$35,741,915	$20,310,653

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$800,692	$423,109
Deferred revenues	1,227,806	1,245,507
Total current liabilities	2,028,498	1,668,616

Stockholders' Equity
Preferred stock ($0.001 par value, 20,000,000 shares authorized, of 7,597,645 and 9,397,645 issued and outstanding, respectively, aggregate liquidation preference of $2,811,129 and $3,383,152, respectively)	3,010,144	3,677,944
Common stock ($0.001 par value, 150,000,000 shares authorized, 21,892,631 and 19,409,830, issued and outstanding, respectively)	21,893	19,410
Additional paid-in capital	10,751,732	6,378,110
Statutory reserve	1,990,238	1,151,885
Accumulated other comprehensive income	2,688,080	1,243,541
Retained earnings	15,251,330	6,171,147
Total stockholders' equity	33,713,417	18,642,037

	$35,741,915	$20,310,653

The accompanying notes are an integral part of these consolidated financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007
Cash flows from operating activities
Net Income	$9,918,536	$3,104,907
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,598,624	975,470
Amortization of loan discount - warrants attached to loans	-	1,969,163
Beneficial conversion feature	-	1,512,400
Warrants issued for services	103,420	264,401
Stock issued for services	-	15,900
Preferred stock issued for liquidation damages	-	277,944
Interest on convertible note accounted for as capital contribution	-	40,427
Stock based compensation	5,326	-
Loss on equity investment	95,331	-
Net change in assets and liabilities
Account receivables	(469,607)	-
Other receivables	-	54,723
Prepaid expenses and other	(1,824,727)	(291,331)
Advances to related parties	(33,470)	(244,480)
Accounts payable and accrued liabilities	377,583	211,960
Deferred revenue	(17,701)	936,141
Net cash provided by operating activities	9,753,315	8,827,625

Cash flows from investing activities
Purchases of fixed assets	(996,434)	(1,722,718)
Acquisition of intangibles and capitalized software	(792,147)	-
Long-term investment	(437,688)	-
Net Cash used in investing activities	(2,226,269)	(1,722,718)

Cash flows from financing activities
Warrants exercised	2,667,559	-
Proceeds from loans	-	3,400,000
Payments on loans	-	(1,530,000)
Net cash provided by financing activities	2,667,559	1,870,000

Effect of exchange rate	1,444,539	965,708

Net increase in cash	11,639,144	9,940,615

Cash and cash equivalents at beginning of year	11,778,954	1,838,339

Cash and cash equivalents at end of year	$23,418,098	$11,778,954

Supplemental disclosure of cash flow information:
Interest paid	$-	$297,838
Taxes paid	$550,938	$408,749
Value of equity granted and issued	$108,436	$280,301
Value of preferred stock issued for liquidation damages	$-	$277,944

Non-cash investing and financing activities:
Conversion of preferred stock to common	$667,800	$-
Conversion of notes payable to preferred stock	$-	$3,400,000
Cashless exercise of warrants	$-	$88
Common stock issued for advance of acquisition	$932,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

For more information, please contact:

Company Contact:
Ms. Susan Liu
CFO
China Education Alliance, Inc.
Tel: +001 778 388 8513
Email: susan@edu-chn.com